Exhibit 99.1

Gentherm Reports 2020 First Quarter Results

Significantly Improved Net Cash from Operating Activities

Strong Total Liquidity of $450 Million at Quarter End

Maintained Gross Margin Rate at Similar Levels Despite Market Challenges

NORTHVILLE, Michigan, May 7, 2020 /Global Newswire/ -- Gentherm (NASDAQ:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the first quarter ending March 31, 2020.

First Quarter Highlights

•	Product revenues of $228.6 million decreased 11.4% from $257.9 million in the 2019 first quarter.
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Excluding the impact of foreign currency translation, product revenues decreased 10.1% year over year; excluding the impact of foreign currency translation and divested assets, product revenues decreased 7.5% year over year

•	GAAP diluted earnings per share was $0.36 as compared with $0.25 for the prior-year period
•	Adjusted diluted earnings per share (see table herein) was $0.51. Adjusted diluted earnings per share in the prior-year period was $0.55
•	Net cash provided by operating activities was $29.4 million as compared with $6.9 million in the prior-year period
•	Secured automotive new business awards totaling $120 million in the quarter
•	Achieved record quarterly revenue of $12.1 million in Gentherm Medical; increased 48.3% year over year

Phil Eyler, the Company's President and CEO, said “Despite the unprecedented challenges in our markets presented by the worldwide pandemic, we delivered solid financial results in the first quarter. We continued to outperform in Automotive versus the key markets we serve and achieved record quarterly revenue in our Medical business. In addition, we generated a significant increase in cash flow versus the prior-year period.

“I am proud that our Blanketrol® solutions are supporting temperature management of COVID-19 patients, improving outcomes. In addition, we are partnering with Ford to design and manufacture components for powered air-purifying respirators (PAPRs) as part of the response to the pandemic.”

He continued, “While the COVID-19 pandemic has created significant challenges and uncertainties in the near term, the actions we have taken since launching our Focused Growth strategy, including our ongoing disciplined approach to managing expenses and the divestiture of non-core assets, has strengthened our balance sheet and positions us well to overcome the current challenges and to deliver over the long term.”

2020 First Quarter Financial Review

Product revenues for the first quarter of 2020 decreased $29.3 million, or 11.4%, as compared with the prior-year period. Excluding the impact of foreign currency translation and divested assets, product revenues decreased 7.5% year over year. The estimated net negative impact of the COVID-19 pandemic on product revenues was $27 million.

Automotive revenues declined 10.7% year over year. The revenue increase in Steering Wheel Heaters and Battery Thermal Management (BTM) was more than offset by revenue decreases in all other product categories. Adjusting for foreign currency translation, organic Automotive revenues decreased 9.4% year over year. The estimated negative impact of the COVID-19 pandemic on Automotive revenues was $28 million.

According to IHS Markit, actual light vehicle production declined by approximately 24% when compared to the first quarter of 2019 in the Company’s key markets of North America, Europe, China, Japan and Korea. The decrease in the Company’s organic Automotive revenues was significantly less than the decline in light vehicle production during the quarter. Adjusting for Gentherm’s lower revenue exposure in China, the Company outperformed actual light vehicle production by approximately 560 basis points.

The 22.0% revenue decrease in Industrial resulted from the divestitures of the Cincinnati Sub-Zero industrial chambers business (“CSZ-IC”), which was sold on February 1, 2019 and Global Power Technologies (“GPT”), which was sold on October 1, 2019. The decrease was partially offset by year-over-year growth of 48.3% in Gentherm Medical, primarily due to the acquisition of Stihler on April 1, 2019 and increased demand for our Blanketrol® solutions to support temperature management of COVID-19 patients.

See the “Revenues by Product Category” table included below for additional detail.

Gross margin rate decreased slightly to 28.9% in the current-year period, as compared with 29.2% in the prior-year period, primarily as a result of annual customer price reductions and lower Automotive volume due to the COVID-19 pandemic. These were partially offset by improved labor productivity at the manufacturing facilities, supplier cost reductions, and positive sales mix as a result of the strength in our Medical business.

Net research and development expenses of $17.8 million in the 2020 first quarter decreased $1.1 million, or 6.0%. R&D expenses decreased year over year, as a direct result of the Company’s focused portfolio and cost reduction initiatives.

Selling, general and administrative expenses of $25.9 million in the 2020 first quarter decreased $6.8 million, or 20.9%, versus the prior-year period. The year-over-year decrease was primarily driven by the divestiture of the Industrial businesses, lower stock compensation costs as a result of mark to market revaluation of stock appreciation rights, CFO transition costs in the prior-year period and other cost reduction initiatives.

During the quarter, the Company recognized $3.8 million in restructuring expenses which resulted from actions associated with restructuring plans to improve manufacturing productivity and other initiatives.

As described more fully in the table included below, “Reconciliation of Net Income to Adjusted EBITDA,” the Company recorded Adjusted EBITDA of $32.7 million in the 2020 first quarter compared with $35.2 million in the prior-year period, a decrease of $2.5 million or 7.1%.

Income tax expense in the 2020 first quarter was $5.4 million, as compared with $6.9 million in the prior-year period. The effective tax rate of 31.3% differed from the Federal statutory rate of 21%, primarily due to higher taxes on foreign earnings.

GAAP diluted earnings per share for the first quarter of 2020 was $0.36 compared with $0.25 for the prior-year period. Adjusted diluted earnings per share, excluding restructuring expenses and unrealized currency losses (see table herein), was $0.51. Adjusted diluted earnings per share in the prior-year period was $0.55.

COVID-19 Actions

“We are incredibly proud of the agility, flexibility and dedication demonstrated by our team in these challenging times,” said Eyler.  “I want to thank our more than 11,000 global employees for their strong execution, which has allowed us to keep successfully delivering on our commitments to our customers, shareholders and other stakeholders.”

The COVID-19 pandemic is dramatically affecting the global automotive industry including the temporary suspension of vehicle production across Asia, Europe and North America. The Company moved quickly to take additional actions to further improve its liquidity and financial flexibility.

•	Drew down an additional $169 million under its revolving credit facility in March
•	Reprioritized and reducing capital expenditures
•	Reducing discretionary operating expenses
•	Deferring a portion of employee compensation beginning May 1, including a 30-40% deferral at the Executive level and a 20% deferral for other salaried employees
•	Managing working capital with strong discipline to improve cash flow
•	Suspended share repurchases to conserve cash

As a result of the unprecedented uncertainty facing the automotive industry and global economy, Gentherm withdrew its 2020 guidance on March 25, 2020 and is not providing an update at this time. However, the Company expects product revenues in the second quarter of 2020 to be significantly lower than the first quarter.

In addition, the Company has postponed its Investor event originally scheduled for June 9, 2020 to a future date.

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 am Eastern Time to review these results. The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.). The passcode for the live call is 13701725.

A live webcast and one-year archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available at approximately 2 hours after the call until 11:59 pm Eastern Time on May 21, 2020. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13701725.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
(248) 308-1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has more than 11,000 employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, North Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this release are made as of the date hereof or as of the date specified herein and are based on management's reasonable expectations and beliefs. Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause actual results or performance to differ materially from that described in or indicated by the forward-looking statements. Those risks include, but are not limited to, risks that: COVID-19 and its direct and indirect adverse impacts on the automobile and medical industries and global economy has, and will continue to have, an adverse effect on, among other things, the Company’s financial condition, business operations and stock price; future borrowing availability under the Company’s revolving credit facility is subject to compliance with covenants thereunder, and to the extent that the Company’s financial performance (including consolidated EBITDA) deteriorates due to the COVID-19 impacts or otherwise, the borrowing availability may be substantially less than the full amount of revolving credit facility; the Company’s failure to be in compliance with covenants under the revolving credit facility due to COVID-19 or otherwise could result in an event of default thereunder, and if the lenders thereunder do not agree to amend or waive, the amounts outstanding under the revolving credit facility may be accelerated and may become immediately due and payable; additional financing by accessing the capital markets may not be available on acceptable terms, if at all, due to the impact of COVID-19 and additional indebtedness may harm the Company’s financial position and impact the Company’s ability to comply with covenants under the Company’s revolving credit facility; the Company may not realize the expected benefits from any restructuring initiatives it may pursue as a result of the effects of COVID-19; declines in automobile production may have an adverse impact; sales may not increase and the projected future sales volumes on which the Company manages its business may be inaccurate; new or improved competing products may be developed by competitors with greater resources; customer preferences may shift, including due to the evolving use of automobiles and technology; the Company may lose suppliers or customers; market acceptance of the Company’s existing or new products may decrease; currency exchange rates may change unfavorably; pricing pressures from customers may increase; the macroeconomic environment may present adverse conditions; new products may not be feasible; work stoppages impacting the Company, its suppliers or customers, due to labor matters, civil or political unrest, infectious diseases and epidemics or other reasons, could harm the Company’s operations; free trade agreements may be altered or additional tariffs may be implemented; customers may not accept pass-through of tariff costs; the Company may be unable to protect its intellectual property in certain jurisdictions; there may be manufacturing or design defects or other quality issues with the Company’s products; the Company may be unable to effectively implement ongoing restructuring and other cost-savings measures or realize the full amount of estimated savings; the Company’s business may be harmed by security breaches and other disruptions to its IT systems; the Company may be unable to comply with or may incur increased costs associated with complying with domestic and international regulations, which could change in an unfavorable manner; and other adverse conditions in the industries in which the Company operates may negatively affect its results.

The foregoing risks should be read in conjunction with the Company's filings with the Securities and Exchange Commission (the “SEC”), including “Risk Factors”, in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of these and other risks and uncertainties. In addition, the business outlook discussed in this release does not include the potential impact of any business combinations,  acquisitions, divestitures, strategic investments and other significant transactions that may be completed after the date hereof, each of which may present material risks to the Company’s business and financial results.

Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Product revenues	$228,613	$257,921
Cost of sales	162,546	182,614
Gross margin	66,067	75,307
Operating expenses:
Net research and development expenses	17,760	18,897
Selling, general and administrative expenses	25,840	32,651
Restructuring expenses	3,766	1,914
Total operating expenses	47,366	53,462
Operating income	18,701	21,845
Interest expense, net	(748)	(1,368)
Foreign currency (loss) gain	(938)	203
Gain on sale of business	—	4,970
Impairment loss	—	(10,484)
Other income	264	143
Earnings before income tax	17,279	15,309
Income tax expense	5,406	6,895
Net income	$11,873	$8,414
Basic earnings per share	$0.36	$0.25
Diluted earnings per share	$0.36	$0.25
Weighted average number of shares – basic	32,693	33,573
Weighted average number of shares – diluted	32,869	33,733

GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY

(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2020	2019	% Diff
Climate Control Seats (CCS)	$82,528	$94,354	(12.5)%
Seat Heaters	64,532	73,920	(12.7)%
Automotive Cables	22,140	23,749	(6.8)%
Steering Wheel Heaters	19,235	16,970	13.3%
Battery Thermal Management (BTM)	11,209	10,745	4.3%
Electronics	10,376	12,852	(19.3)%
Other Automotive	6,452	9,767	(33.9)%
Subtotal Automotive	216,472	242,357	(10.7)%
Medical	12,141	8,187	48.3%
GPT	—	3,959	(100.0)%
CSZ-IC	—	3,418	(100.0)%
Subtotal Industrial	12,141	15,564	(22.0)%
Total Company	$228,613	$257,921	(11.4)%

Total Core Businesses (Automotive and Gentherm Medical)	$228,613	$250,544	(8.8)%

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net income	$11,873	$8,414
Add back:
Income tax expense	5,406	6,895
Interest expense	748	1,368
Depreciation and amortization	10,153	10,980
Adjustments:
Restructuring expense	3,766	1,914
Impairment loss	—	10,484
Gain on sale of business	—	(4,970)
Acquisition transaction expense	—	38
Unrealized currency loss (gain)	765	(994)
CFO transition expenses	—	1,065
Adjusted EBITDA	$32,711	$35,194

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP throughout this release, the Company has provided information regarding adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and adjusted earnings per share (“Adjusted earnings per share” or “Adjusted EPS”), each, a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, and other gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Adjusted EPS as earnings adjusted by gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company’s reconciliation of net income to Adjusted EBITDA is provided in this release. The Company’s Reconciliation of Adjusted EPS can be found in the supplemental materials furnished as Exhibit 99.2 to the Company’s Form 8-K dated May 7, 2020 and also is included in the presentation entitled “Q1 2020 Gentherm Incorporated Earnings Conference Presentation,” which can be found on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

In evaluating its business, the Company considers and uses Adjusted EBITDA and Adjusted EPS as supplemental measures of its operating performance. Management provides Adjusted EBITDA and Adjusted EPS measures so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis. Other companies in our industry may calculate these non-GAAP financial measures differently than we do and those calculations may not be comparable to our metrics. These non-GAAP measures have limitations as analytical tools, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA or Adjusted EPS in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.

Non-GAAP measures referenced in this release may include estimates of future Adjusted EBITDA and Adjusted EPS. Such forward-looking non-GAAP measures may differ significantly from the corresponding GAAP measures, due to depreciation and amortization, tax expense, and/or interest expense, some or all of which management has not quantified for the future periods.

GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,		Future Full Year Periods (estimated)
	2020	2019	2020	2021	2022	2023	Thereafter
Transaction related current expenses
Acquisition transaction expenses	$—	$38	$—	$—	$—	$—	$—
Non-cash purchase accounting impacts
Customer relationships amortization	1,596	1,828	6,382	5,832	5,423	3,812	16,485
Technology amortization	439	482	1,755	1,747	1,688	211	680
Inventory fair value adjustment	108	39	432	—	—	—	—
Other effects
Restructuring expenses	3,766	1,914	3,766	—	—	—	—
Gain on sale of business	—	(4,970)	—	—	—	—	—
Impairment loss	—	10,484	—	—	—	—	—
Unrealized currency (gain) loss	765	(994)	765	—	—	—	—
CFO transition	—	1,065	—	—	—	—	—
Total acquisition transaction expenses, purchase accounting impacts and other effects	$6,674	$9,886	$13,100	$7,579	$7,111	$4,023	$17,165
Tax effect of above	(1,710)	212	(2,303)	(2,020)	(1,891)	(1,060)	(5,484)
Net income effect	$4,964	$10,098	$10,797	$5,559	$5,220	$2,963	$11,681

Earnings per share - difference
Basic	$0.16	$0.30	—	—	—	—	—
Diluted	$0.15	$0.30	—	—	—	—	—
Adjusted earnings per share
Basic	$0.52	$0.55	—	—	—	—	—
Diluted	$0.51	$0.55	—	—	—	—	—

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$222,939	$50,443
Restricted cash	2,505	2,505
Accounts receivable, less allowance of $1,639 and $1,193, respectively	159,011	159,710
Inventory:
Raw materials	60,844	61,323
Work in process	6,778	7,444
Finished goods	50,019	49,712
Inventory, net	117,641	118,479
Other current assets	44,941	42,726
Total current assets	547,037	373,863
Property and equipment, net	152,120	160,605
Goodwill	63,894	64,572
Other intangible assets, net	50,062	49,783
Operating lease right-of-use assets	14,991	11,587
Deferred income tax assets	56,032	57,650
Other non-current assets	9,234	9,326
Total assets	$893,370	$727,386
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$97,065	$83,035
Current lease liabilities	4,735	4,586
Current maturities of long-term debt	2,500	2,500
Other current liabilities	67,000	66,583
Total current liabilities	171,300	156,704
Long-term debt, less current maturities	231,667	78,124
Pension benefit obligation	7,619	8,057
Non-current lease liabilities	10,869	6,751
Other non-current liabilities	1,534	5,100
Total liabilities	$422,989	$254,736
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 32,598,854 and 32,674,354 issued and outstanding at March 31, 2020 and December 31, 2019, respectively	102,059	102,507
Paid-in capital	9,648	10,852
Accumulated other comprehensive loss	(54,931)	(42,441)
Accumulated earnings	413,605	401,732
Total shareholders’ equity	470,381	472,650
Total liabilities and shareholders’ equity	$893,370	$727,386

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Operating Activities:
Net income	$11,873	$8,414
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,406	11,052
Deferred income taxes	721	1,749
Stock based compensation	1,942	1,968
Defined benefit plan expense (income)	85	(617)
Allowance for credit losses	451	229
Loss on sale of property and equipment	119	178
Operating lease expense	1,651	1,333
Impairment loss	—	10,484
Gain on sale of business	—	(4,970)
Changes in assets and liabilities:
Accounts receivable	(2,491)	(8,293)
Inventory	(404)	(229)
Other assets	(4,805)	(5,553)
Accounts payable	13,540	(2,079)
Other liabilities	(3,669)	(6,785)
Net cash provided by operating activities	29,419	6,881
Investing Activities:
Proceeds from the sale of property and equipment	34	28
Proceeds from divestiture of business	—	47,500
Acquisition of intangible assets	(3,141)	—
Purchases of property and equipment	(3,231)	(5,150)
Net cash (used in) provided by investing activities	(6,338)	42,378
Financing Activities:
Borrowing of debt	169,546	10,428
Repayments of debt	(16,111)	(49,627)
Cash paid for the cancellation of restricted stock	(404)	(376)
Proceeds from the exercise of Common Stock options	5,902	214
Cash paid for the repurchase of Common Stock	(9,092)	(8,040)
Net cash provided by (used in) financing activities	149,841	(47,401)
Foreign currency effect	(426)	(209)
Net increase in cash, cash equivalents and restricted cash	172,496	1,649
Cash, cash equivalents and restricted cash at beginning of period	52,948	39,620
Cash, cash equivalents and restricted cash at end of period	$225,444	$41,269
Supplemental disclosure of cash flow information:
Cash paid for taxes	$3,525	$3,466
Cash paid for interest	$537	$1,252

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